Exhibit 99.1

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

STOCKWALK GROUP, INC. intends to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is filing this cautionary statement in connection with such safe harbor legislation.

Our Form 10-K, any Form 10-Q or Form 8-K filed by us or any other written or oral statements made by or on our behalf may include “forward-looking statements” as defined in the Act. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project” and similar expressions identify such forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance, and investors are cautioned that any such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the factors listed below (many of which have been discussed in our filings with the Securities and Exchange Commission).

Although we have attempted to identify important factors, new factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can we assess the impact of each such factor on our business, or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements because such statements reflect our views only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Risks

We experienced overall losses in recent operating periods, and these losses may continue

      We experienced an after-tax loss of $8.1 million for the fiscal year ended March 31, 2001 and a $1.6 million loss for the quarter ended June 30, 2001. These losses were primarily related to start-up costs, including, but not limited to, significant investments in personnel, technology and marketing, associated with our online brokerage business that commenced operations in September 1999. While our acquisitions of R.J. Steichen and John G. Kinnard expanded our traditional full service brokerage business, weakened market conditions, among other things, have prohibited us from achieving the intended results, financial and otherwise, of these mergers. Between July 1999 and February 2001, we invested heavily in our online brokerage businesses – Online Brokerage Solutions and Stockwalk.com. In February 2001, we sold Online Brokerage Solutions and have substantially reduced spending on Stockwalk.com. Since the acquisitions of R.J. Steichen and John G. Kinnard we have been in the process of refocusing our business on our traditional, full service brokerage business and our clearing business.

We expect significant fluctuations in our quarterly operating results

      We expect significant fluctuations in future quarterly operating results, which may be caused by the following factors:

•	changes in trading volume in the securities markets;

•	trends in the securities markets;

•	changes in our pricing policies or in our competitors’ pricing policies;

•	the success of and costs associated with acquisitions, joint ventures or other strategic relationships; and

•	changes in the level of operating expenses to support projected growth.

Due to the factors listed above, quarterly revenue and operating results are difficult to forecast. As a result, comparing our period-to-period operating results may not be meaningful, and results of operations from prior periods may not be indicative of future results. Fluctuations in quarterly operating results could adversely affect the market value of our common stock.

We must adapt to rapid technological changes to remain competitive

      The brokerage and financial services industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. Recent legislative changes have led to increased competition and consolidation in the industry. The introduction of services or products utilizing new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. Our future success will depend, in part, on our ability to accomplish the following:

•	develop and incorporate leading technologies;

•	enhance our existing services and products;

•	develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

      The development of new services or products or enhanced versions of existing services and products may require substantial capital to cover related expenditures. We cannot assure you that we will be successful in effectively implementing and using new technologies, adapting our services and products to emerging industry standards, or developing, introducing and marketing service and product enhancements or new services and products. Additionally, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or our new services and product enhancements may fail to adequately meet the requirements of the marketplace and achieve market acceptance. Our failure, for technical reasons or otherwise, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or to achieve market acceptance of our new services and products, could adversely and materially affect our business, financial condition and operating results.

We rely upon third parties to provide critical transaction functions

      Certain of our servers are housed at Digital Island, Inc. under an agreement whereby Digital Island provides turnkey maintenance of our servers that route some of our transaction traffic. Automated Financial Systems, Inc. currently provides the software systems that manage our online securities brokerage activity. We also have an agreement with Securities Industries Software Corporation, a division of ADP, to run our back office system. Finally, we contract with other vendors to produce, batch and mail our confirmations and customer reports. We do not have long-term agreements with many of these third parties. As our business grows, we cannot be assured that the technology and services we require from third parties will be available. A third party contractor’s inability to meet our needs could cause us to be unable to timely and accurately process our customers’ transactions or maintain complete and accurate records of such transactions. In such event, we may be forced to slow the expansion of our customer base or risk the loss of customers. Our long-term objective is to develop our own systems to replace certain of these functions provided by critical third party vendors. However, for the next several years, we will continue to be dependent upon third party vendors, and there is no assurance that we will be able to successfully develop and install internal systems to provide such services, or that our systems will be cost-effective or as dependable as those of our third party vendors.

If the equipment and systems we rely upon fail or perform poorly, our customers could suffer delays in trading, which could subject us to claims for those losses and lost accounts

      Orders placed from the close of the stock markets one day until the opening of the next business day must be processed through our system in a short period of time prior to the opening of the stock markets. During peak trading times, our systems will be subject to heavy volume that could cause them to operate at unacceptable speeds or to fail. Any significant degradation or failure of our systems or any other systems in the trading process (e.g., online service providers, our trading engine, record keeping and data processing functions performed by third parties, and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could result in substantial customer losses and could subject us to claims or litigation for those losses or to the loss of dissatisfied customers.

The extension of credit to our customers in margin and cash transactions exposes us to credit losses if customers breach their obligations to us

      We lend funds to our customers and customers of our correspondent firms as margin credit. These loans are made to customers on a secured basis, with the firm maintaining collateral in the form of saleable securities, cash or cash equivalents. In addition, cash securities transactions subject us to credit risk during the period between the execution of a trade and the settlement of such transaction by the customer.

      If our customers and correspondent firms or a customer of a correspondent firm, fail

•	to pay for their purchases;

•	to supply securities that they have sold;

•	to repay funds they have borrowed; or

•	to satisfy any other customer obligations,

there is no assurance that the customer or correspondent firm will satisfy obligations to us or that the collateral securing margin loans will cover the losses. In such an event, we would be required to absorb the loss.

      Our business is also subject to the risk that market declines will reduce the value of margin collateral below required coverage levels. Our agreements with margin and short account clients permit us to liquidate or buy securities if the amount of our collateral becomes insufficient. However, we may be unable to liquidate or buy securities for various reasons, including the following:

•	the securities may not be actively traded;

•	the securities might be a large block of securities that exceeds current market demand; or

•	trading might be halted in a security for various reasons, including the issuance of a stop order.

As of June 30, 2001, customer margin loans owed to us totaled approximately $407.2 million.

Our failure to comply with net capital requirements could result in termination of our business

      Securities broker-dealers are subject to stringent rules with respect to the maintenance of specific levels of net capital. Generally, net capital is the measure of a broker-dealer’s readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. Thus, as we increase the amount of margin credit extended to our customers, our net capital requirements increase. If our broker-dealer subsidiaries fail to maintain required net capital levels, we may be subject to suspension or revocation of our license, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if we incur an unusually large charge against net capital, we might be required to limit or discontinue those portions of our business that require intensive use of capital. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business. Failure to meet our regulatory minimum net capital requirements could require us to cease business.

We may incur significant losses from our trading and investment activities due to market fluctuations and volatility

      We generally maintain trading and investment positions in the fixed income, currency and equity markets. To the extent that we own securities (have long positions) in any of those markets, a downturn in those markets could result in material losses from a decline in the value of those long positions. Conversely, to the extent that we have sold securities that we do not own (have short positions) in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time-to-time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate, or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our success depends upon the services of key personnel

      We rely heavily upon the personal efforts and abilities of Eldon C. Miller, David B. Johnson, John E. Feltl and Todd W. Miller. The loss of services of any of these individuals likely would materially and adversely affect our business, financial condition and operating results.

We cannot guarantee that we will be able to retain existing personnel and attract and retain additional personnel to support the growth of our business

      Our success is dependent upon our ability to retain and hire highly skilled personnel. We face intense competition from other broker-dealers in hiring experienced and licensed personnel. Additionally, we face a tight and expensive employment market in general, particularly for skilled programmers, customer service representatives and systems maintenance personnel. We cannot assure you that we will be able to retain such personnel or hire and retain additional qualified and skilled personnel.

Our management exercises substantial control over our business

      As of June 30, 2001, our directors and executive officers beneficially owned, in the aggregate, approximately 19,848,240 shares of our common stock, representing approximately 63.4% of our common stock outstanding. Eldon C. Miller, David B. Johnson, Paul R. Kuehn, Stanley D. Rahm, John E. Feltl and John C. Feltl directly or indirectly own approximately 59.0% of our common stock. Accordingly, these people will substantially control matters requiring approval of our shareholders, including, but not limited to, the election of persons to our Board of Directors.

We cannot guarantee that we will be financially or otherwise able to make necessary acquisitions to fulfill our growth strategy or that the acquisitions we do make will be successful

      We may make additional strategic acquisitions of complementary brokerage and technology companies serving the securities industry to help our business grow. We cannot guarantee that we will have the financial resources to make acquisitions when they become available, nor can we guarantee that satisfactory acquisition alternatives will always be available. When and if we do make acquisitions, they may entail significant risks, including possible difficulty in assimilating acquired operations and products, diverting management’s attention to other business concerns, amortizing acquired intangible assets, and potentially losing key employees of acquired companies. We cannot guarantee that we will be able to successfully integrate any operations, personnel, services or products that might be acquired in the future, or that any such acquisitions will enhance our business, financial condition or operating results.

We cannot guarantee the success of our encryption technology

      The secure transmission of confidential information over public networks places a significant barrier to online commerce and communication. We rely on encryption and authentication technology, including public key cryptography technology licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will safeguard against a compromise or breach of technologies to be used by us to protect customer transaction data. Any such compromise of our security could adversely and materially affect our business, financial condition and operating results.

Our growth may require more capital, and we cannot guarantee that we will obtain additional financing to meet future capital needs

      Our business plan requires additional capital. Each of our broker-dealer subsidiaries is required to maintain certain minimum regulatory capital amounts. We have historically retained capital in excess of minimum regulatory requirements. To the extent these broker-dealers hold customer funds, the capital requirement is much greater. In particular, growth in our clearing and customer margin business will require increasing levels of capital. Should the proportionate increase in customer margin balances outpace earnings, we may require additional capital. If we issue equity securities to raise additional capital, the percentage ownership of our shareholders will be reduced, shareholders may experience dilution in net book value or earnings per share, or such equity securities may have rights, preferences or privileges senior to holders of our common stock. We cannot assure you that additional financing will be available when needed on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be forced to slow our growth plan and unable to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. Our inability to do so could materially and adversely affect our business, financial condition and operating results.

Employee misconduct is difficult to detect and could harm our business

      We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged losses. Employee misconduct could also involve the improper use of confidential information, which could result in the loss of confidential and proprietary information, regulatory sanctions or harm to our reputation. We may not be able to detect, deter or prevent any of these types of employee misconduct.

Our common stock price may be volatile

      The market price of our common stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has from time-to-time, including recently, experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. These fluctuations could adversely affect our ability to raise capital through future equity financings. The average daily trading volume for the past quarter was 17,000 shares. As a result, relatively small reported trades may have a disproportional effect the market price of our stock.

Certain provisions of Minnesota law, and the fact that we are authorized to issue preferred stock, could affect the voting power and rights of holders of our common stock

      Our authorized and unissued capital stock includes 50,000,000 undesignated shares. The Board of Directors, without any action by our shareholders, may designate and issue the undesignated shares in such classes and series as it deems appropriate, and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. No shares of preferred stock or other senior equity securities are currently designated, and there is no current plan to designate or issue any such securities. The issuance of such shares may deprive current shareholders of the ability to sell their shares at a premium over any market price or adversely affect the voting power and other rights of holders of our common stock.

      Our Articles of Incorporation and Bylaws do not contain any anti-takeover provisions. However, we are subject to certain provisions of the Minnesota Business Corporation Act, which may inhibit certain changes of control. These laws could have the effect of discouraging an attempt to acquire control of our corporation and limit the price of our securities. See “Description of Company Securities – Minnesota Anti-Takeover Law.”

We do not expect to pay dividends in the foreseeable future

      We intend to retain all earnings in the foreseeable future for our continued growth and, thus, do not expect to declare or pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends in the future may be restricted by our brokerage subsidiaries’ obligations to comply with the net capital rules applicable to broker-dealers.

Securities Industry Risks

Unpredictable economic and market conditions cause uncertainty in the securities industry

      The securities business is, by its nature, subject to various risks, particularly in volatile or illiquid securities markets, including the risk of losses resulting from the underwriting or ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the processing of securities transactions and litigation. Our business and its profitability is affected by many factors, including the following:

•	the volatility and price level of the securities markets;

•	the volume, size and timing of securities transactions;

•	the demand for investment banking services;

•	the level and volatility of interest rates;

•	the availability of credit; and

•	legislation affecting the business, financial communities, and the economy in general.

Any one of the above factors could adversely affect our financial condition and operating results.

If stock prices decrease, or if trading volumes decrease, commissions, investment banking and margin interest revenue, will decline

      As we have recently seen, a market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in commission and clearing revenue. A market downturn could also reduce customer margin balances, which would, in turn, result in reduced margin interest revenue. Similarly, unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our investment banking revenue, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would, therefore, be adversely affected by a sustained market downturn.

We perform underwriting, brokerage and trading services for small capitalization, emerging and start-up companies, whose securities may be particularly volatile and subject to greater risks than larger, established companies

      A large portion of our business focuses on the underwriting, brokerage and trading of securities of small capitalization, emerging and start-up companies, which may be subject to greater risks than the equity markets as a whole and, consequently, may be marketable to only a limited segment of the investing public. We believe that many small capitalization, emerging and start-up companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources, and their securities may trade less frequently and in more limited volume than those of more established companies. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of many small capitalization, emerging and start-up companies. In particular, small capitalization, emerging and start-up companies that trade in the over-the-counter market have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

Our investment banking activities subject our capital to risks

      The potential risks of our investment banking activities include market, credit and liquidity risks, which risks arise primarily when underwritten securities cannot be resold, for any reason, at anticipated price levels. Further, under applicable securities laws and court decisions regarding underwriters’ liability and limitations on indemnification by issuers, an underwriter may be exposed to substantial claims by securities purchasers or sellers arising out of public and private offerings of equity and debt instruments.

Our clearing operations expose us to potential losses

      MJK Clearing provides clearing and execution services for all of our brokerage businesses, as well as for our correspondent firms. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. As a clearing broker, our clearing subsidiary also assumes direct responsibility for the possession and control of customer securities and other assets, the clearance of customer securities transactions and customer account record keeping. We risk losses if correspondent firms fail to reimburse us if their customers fail or refuse to perform their obligations to us. Additionally, as a self-clearing securities firm, we are subject to substantially more regulatory control and examination than brokers that rely on others to perform those functions, such as many of our competitors. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of customers and introducing brokers, could lead to civil penalties imposed by regulatory authorities as well as claims brought by customers and others.

We are subject to increasing governmental and organizational regulation

      Our business, and the securities industry generally, is subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect customers and the integrity of the securities markets, imposes significant compliance burdens on us. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could materially and adversely impact us. Furthermore, amendments to existing state or federal statutes and regulations or the adoption of new statutes and regulations could require us to alter our methods of operation at costs which could be substantial.

We are subject to an increased risk of legal proceedings

      Many aspects of our business involve substantial risks of potential liability and regulatory enforcement by state and federal regulators. Additionally, participants in the securities industry face an increasing risk of litigation and arbitration proceedings. Underwriters and selling agents may be liable if they make material misstatements or omit material information in prospectuses and other communications regarding underwritten offerings of securities. Dissatisfied customers regularly make claims against securities firms and stockbrokers for fraud, unauthorized trading, suitability, churning, mismanagement and breach of fiduciary duty. We cannot assure you that these types of proceedings will not materially and adversely affect us. Further, while certain legal proceedings may be settled or otherwise resolved without a material adverse economic effect on us, those proceedings may still result in adverse publicity, which could affect our operations.

The NASDAQ market continues to implement reforms to monitor trading, which could cause increased compliance requirements and costs

      NASD, the trade organization supervising the NASDAQ market, conducts policing of NASDAQ-listed companies. In recent years, the NASD boosted its internal compliance and monitoring programs. In addition, loosened restrictions on relationships between financial institutions and securities firms are leading to increased competition and consolidation in the industry. We face the risk that the NASD will implement further changes. For example, if the NASD’s regulatory unit, NASD Regulation, Inc. (“NASDR”), combines with the New York Stock Exchange regulatory unit, we could face additional compliance requirements. We cannot fully anticipate the effects of any further NASDAQ restructuring on our operations. The cost of compliance with any new rules, regulations and procedures instituted by the NASDR could be significant. Increased compliance costs or our inability to attain or maintain the listing of underwriting clients on the NASDAQ system could adversely affect our performance.

We face substantial competition within the securities industry

      In all aspects of our business, and at both the national and regional level, we compete with numerous other securities firms, commercial banks, investment banking firms, insurance companies, asset management firms, trust companies and others. Our competitors have substantially greater access to capital and other resources not available to us. In addition, many of these competitors offer a wider range of services and financial products than we do and possess greater name recognition and more extensive customer bases than we do. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. These competitors may also be able to undertake more extensive promotional activities and offer more attractive terms and prices to their customers, possibly even sparking a price war within the brokerage business. Finally, current and potential competitors may continue to establish cooperative relationships among themselves or with third parties to enhance their services and products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

      The general financial success of companies within the securities industry over the past several years, and the elimination of barriers between financial institutions and securities firms through the Gramm-Leach-Bliley Act, is expected to continue to attract new competitors to the industry, including banks, insurance companies, providers of online financial and information services and others, as such companies expand their product lines. Many of these companies now offer their customers certain corporate and individual financial services traditionally provided by securities firms. Due to the current trend toward consolidation in the securities industry, our competitors’ success in attracting and retaining customers drawn to the convenience of one-stop shopping could adversely affect our business and our ability to grow.

      We also expect the intensely competitive market for online brokerage services to continue to evolve rapidly. We will encounter direct competition from other brokerage firms providing either telephone or online brokerage services, or both. Additionally, we compete for customer investment dollars with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

      The clearing business has become considerably more competitive over the past few years, and there are numerous large, highly visible and well-financed securities firms that either have begun offering clearing services or have attempted to increase their share of the market. Despite our efforts to remain competitive, our clearing customers may decide to discontinue using our services. In addition, there has been consolidation within the financial services industry by securities firms and other financial institutions having financial resources far greater than us. These developments have increased competition from firms with greater capital resources and possibly greater operating efficiencies than ours.

      We cannot assure you that we will be able to compete effectively with current or future competitors. Likewise, we cannot assure you that the competitive pressures we face will not materially or adversely affect our business, financial condition and operating results.

Losses due to customer fraud could adversely affect our business

      We are exposed to potential losses resulting from fraud and other misconduct by customers, such as fraudulent trading (including access to legitimate customer accounts, or the use of a false identity to open an account) or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect. We may not be able to recover the losses caused by these activities. Any of these losses could materially and adversely affect our business, financial condition and operating results.

New laws regarding the Internet may be passed, which could hinder our ability to deliver our online services

      The legal and regulatory environment surrounding the Internet is uncertain and rapidly changing. New laws and regulations, including securities laws and regulations, could be difficult to comply with and could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that include sales and other taxes, access charges, user privacy, characteristics and quality of products and services, and other claims based on the nature and content of the Internet.

We are dependent on Internet infrastructure in conducting our business

      The continued implementation of our online business strategy will depend in large part upon the continued development of Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products for providing reliable Internet access and services. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, we cannot predict with any assurance whether the Internet will support increasing use. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. We cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it. Furthermore, the performance or reliability of the Internet could be adversely affected by this continued growth.